Exhibit 3.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TranS1 Inc.
     Richard Randall hereby certifies that:
     ONE: He is the President and Chief Executive Officer of TranS1 Inc., a Delaware corporation (the “Corporation”).
     TWO: The Certificate of Incorporation of said Corporation was originally filed with the Secretary of State of Delaware on May 5, 2000 (originally incorporated as “Axiamed, Inc.”).
     THREE: The Fourth Amended and Restated Certificate of Incorporation of this Corporation is hereby amended and restated to read in full as follows:
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ARTICLE 1 — NAME
     The name of this Corporation is TranS1 Inc.
ARTICLE 2 — REGISTERED OFFICE AND AGENT
     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at that address is Corporation Service Company.
ARTICLE 3 — PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time. The Corporation shall have perpetual existence.
ARTICLE 4 — CAPITAL STOCK
     A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which this Corporation has authority to issue is Eighty Million (80,000,000) shares. Seventy-Five Million (75,000,000) shares shall be designated Common Stock, $0.0001 par value per share and Five Million (5,000,000) shares shall be designated Preferred Stock, $0.0001 par value per share.
     B. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
          1. The number of shares constituting that series and the distinctive designation of that series;
          2. The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
          3. Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;
          4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
          5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
          6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
          7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
          8. Any other relative rights, preferences and limitations of that series.
     Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
ARTICLE 5 — DIRECTORS AND STOCKHOLDERS
     A. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. No stockholders will be permitted to cumulate votes at any election of directors. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors. The current Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The number of directors constituting each Class shall be fixed from time to time by a resolution duly adopted by the Board of Directors. Class I directors shall hold office for an initial term expiring at the annual meeting of stockholders in 2008. Class II directors shall hold office for an initial term expiring at the annual meeting of stockholders in 2009, and Class III directors shall hold office for a term expiring at the annual meeting of stockholders in 2010. At each annual meeting of stockholders held thereafter, directors shall be elected for a three-year term to succeed the directors of the Class whose terms then expire.
     B. Meetings of Stockholders. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.
     C. Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
     D. Advance Notice Requirements. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
     E. No Stockholder Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. At any annual or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the Bylaws of the Corporation.
ARTICLE 6 — LIMITATION OF DIRECTORS’ LIABILITY
     A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 7 — INDEMNIFICATION
     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its directors, officers, employees and agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.
ARTICLE 8 — AMENDMENT OF CERTIFICATE OF INCORPORATION
     The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Paragraph B of Article 4, Paragraph A of Article 5, Paragraph C of Article 5, Paragraph D of Article 5, Paragraph E of Article 5, Article 8 or Article 9 of this Certificate of Incorporation.
ARTICLE 9 — AMENDMENT OF BYLAWS
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Section 8 of Article VII of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.
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     FOUR: This Fifth Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

     In Witness Whereof, TranS1 Inc., has caused this Fifth Amended and Restated Certificate of Incorporation to be executed by the undersigned, and the undersigned has executed this certificate and affirms the foregoing as true and under penalty of perjury this      th day of                     , 2007.

TranS1 Inc.

By:

Richard Randall, President

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